Exhibit 10.1

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is entered into as of July 11, 2022 (the “Effective Date”), by and between East West Bank, a California corporation (“Bank”) and Zoned Arizona Properties, LLC, an Arizona limited liability company (“Borrower”). The Parties agree as follows:

ARTICLE 1

ACCOUNTING TERMS & DEFINITIONS

1.1 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with a comprehensive basis of accounting reasonably acceptable to Bank.

1.2 Other Definitional Provisions. Definitions of certain terms are set forth in Section 15.1, as well as elsewhere in the Agreement. In addition, references to “Sections”, “subsections”, “Exhibits” and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments (including any of the Loan Documents) shall be deemed to include subsequent amendments, assignments, and other modifications thereto, references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Terms not specifically defined herein shall have the meanings given in the UCC.

ARTICLE 2

MULTIPLE ACCESS LOAN

2.1 Multiple Access Loan. Subject to and upon the satisfaction of the terms and conditions of this Agreement, Borrower may request Advances under a multiple access loan (“MAL”) during the MAL Advance Period in an aggregate outstanding amount not to exceed Four Million Five Hundred Thousand and xx/100 Dollars ($4,500,000.00) (the “MAL Limit”). The “MAL Advance Period” means the shorter of (i) a period of one (1) year from the Effective Date, or (ii) a period commencing on the Effective Date and ending on the date that Borrower makes the Early Amortization Election. Amounts borrowed under the MAL may not be reborrowed.

2.2 Use of Proceeds. The proceeds of each Advance under the MAL may be used by Borrower to refinance that certain real property commonly known as 410 S. Madison Drive, Tempe Arizona 85281 (the “Property”), to purchase fee or equitable interests in real property and/or to conduct diligence, make deposits, hold, develop, invest in, improve, maintain, repair and other similar acts related to the acquisition, improvement and maintenance of real property. Further, Borrower will not, directly or indirectly, use any part of the proceeds of the MAL for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

2.3 Initial Promissory Note. The MAL shall initially be evidenced by that certain Variable Rate Note (the “Variable Rate Note”) executed by Borrower in favor of Bank on or about the date hereof.

2.4 Termination of MAL. The MAL shall terminate on the Termination Date. At such time, all unpaid principal, all unpaid and accrued interest, and all other amounts due under the MAL, including accrued and outstanding fees and costs of Bank, shall be immediately due and payable.

2.5 Manner of Borrowing. Borrower may request Advances under the MAL during the MAL Advance Period. Whenever Borrower desires an Advance under the MAL, Borrower will notify Bank orally, by email, or by telephone no later than Noon Pacific Time, on the Business Day that the Advance is to be made; otherwise, the Advance will be made on the following Business Day. All oral requests shall be confirmed in writing on the day of the request. Each such notification shall be in addition to any documentation required under Article 5, together with all documentation and information regarding the use of proceeds as requested by Bank in its sole discretion. Bank is authorized to make Advances under this Section, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s reasonable commercial discretion such Advances are necessary to meet Obligations under this Agreement which have become due and remain unpaid. Bank shall be entitled to rely on any oral, email or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section to Borrower’s deposit account at Bank on the date such Advance is made.

2.6 Early Amortization Election. At any time before the one (1) year anniversary of the Effective Date, Borrower may elect to commence paying principal together with interest on the MAL in accordance with the repayment terms set forth in the Variable Rate Note by providing Bank notice thereof (the “Early Amortization Election”). If Borrower makes the Early Amortization Election, then (i) Borrower shall not be entitled to any further Advances under the MAL, and (ii) the twenty-five (25) year amortization schedule referenced in the Variable Rate Note shall be from the date Borrower makes the Early Amortization Election.

2.7 Maximum Outstanding Balance. Notwithstanding any other provision of this Agreement, the aggregate outstanding principal amount of the Advances under the MAL shall at no time exceed the MAL Limit. If, at any time, the aggregate amount of the outstanding Advances under the MAL exceeds the MAL Limit, Borrower shall promptly, upon written demand by Bank, pay to Bank, in cash, the amount of such excess Advances.

2.8 Fixed Interest Rate Option. Provided that Borrower has previously drawn one or more Advances equal to or greater than One Million and xx/100 Dollars ($1,000,000.00) under the MAL (such amount, the “Fixed Rate Trigger Amount”), at any time during the MAL Advance Period, Borrower may elect to reset as to such Advances from the variable interest rate set forth in the Variable Rate Note to a fixed interest rate for the remaining term of the MAL (the “Fixed Rate Option”). In the event Borrower elects the Fixed Rate Option for any Advances hereunder, such Advances shall thereafter after satisfaction of the conditions precedent set forth herein cease to be subject to the Variable Rate Note and become subject to a new SWAP Note in a principal amount of at least $1,000,000.00 and a Financial Contract, which is based on an interest rate equal to the Prime Rate (as defined in the Note) then in existence as of the effective date of the new SWAP Rate Note plus three quarters of one percent (0.75%). Borrower may elect the Fixed Rate Option upon providing to Bank sixty (60) days’ written notice of Borrower’s intent to exercise the Fixed Rate Option, and Bank shall approve such election upon Borrower’s satisfaction of the following conditions precedent, as determined by Bank in its reasonable discretion, on or prior to the effective date of such reset option.

2.8.1 No Event of Default shall have occurred and is continuing.

2.8.2 No Material Adverse Change shall have occurred with respect to Borrower or any Guarantor.

2.8.3 Borrower shall execute a Financial Contract in form and substance acceptable to Bank, in its reasonable discretion.

2.8.4 Borrower shall execute a SWAP Note in form and substance acceptable to Bank, in its reasonable discretion (each such promissory note, a “SWAP Note”).

2.8.5 Borrower shall execute or cause the execution of all other documents reasonably required by Bank to exercise the Fixed Rate Option.

ARTICLE 3

GENERAL TERMS

3.1 Interest.

3.1.1 Interest Payments. Interest payments for the MAL are set forth in the Notes.

3.1.2 Interest Computation. All interest calculations for the Notes shall be on the basis of a three hundred and sixty (360)-day year for the actual days elapsed. Interest paid for any partial month shall be prorated based on the actual number of days elapsed. Any unpaid interest shall be compounded monthly at Bank’s sole discretion.

3.1.3 Adjusted Rate. Intentionally omitted.

3.1.4  Late Charge. If a payment is more than 10 days late, Borrower will be charged 6.00% of the unpaid portion of the regularly scheduled payment or $5.00, whichever is greater

3.1.5 Interest After Default. Upon an Event of Default, the interest rate on the Notes shall, if permitted under applicable law, immediately increase by adding an additional five percent interest (5.0%) to each Note (the “Default Rate”). The Default Rate shall also apply to each succeeding interest rate change that would have applied had there been no Event of Default.

3.2 Repayment Terms; Application of Payments. The MAL shall be repaid as set forth in each Note. Each payment received by Bank shall be credited as of the date paid. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest as shown on the most recent statement or bill provided to Borrower (if no statement or bill has been provided for any reason, it shall be applied to the unpaid interest accrued since the last payment); then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Bank at Bank’s address set forth herein or at such other place as Bank may designate in writing. Interest shall cease upon the principal so credited.

3.3 Statements. Bank shall render to Borrower each month a statement setting forth the balance in Borrower’s loan account(s) maintained by Bank for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Bank but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Bank receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Bank. Until such time as Bank shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Bank by Borrower.

3.4 Financial Contract as a Separate and District Obligation. Notwithstanding any contrary provisions of the Loan Documents, and without impairing Bank’s rights under the Loan Documents, the amount payable by Borrower under a Financial Contract, if any, shall be, and at all times shall remain, separate and independent debts owed by Borrower in accordance with the terms of any such Financial Contract.

ARTICLE 4

FEES AND CREDITING OF PAYMENTS

4.1 Crediting Payments. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 4:00 p.m. California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

4.2 Automatic Payment. Borrower authorizes Bank to automatically debit Borrower’s Deposit Account as set forth in Section 8.7 with respect to any payment due under any Note.

4.3 Loan Fee – MAL. Borrower shall pay to Bank a loan fee equal to one percent (1.00%) of the MAL Limit, on the Closing Date hereof.

4.4 Legal Fees and Expenses Debit Authorization. Borrower authorizes Bank, at its sole option, to (i) debit the amount of any Advances under the MAL on or after the Closing Date, (ii) debit any other Borrower account with Bank, or (iii) make demand upon Borrower, for payment of all attorneys’ fees and expenses incurred by Bank in connection with the negotiation and documentation of the MAL by counsel retained by Bank, which attorney’s fees and expenses become due through the Closing Date and/or after the Closing Date.

ARTICLE 5

CONDITIONS OF LOANS

5.1 Conditions Precedent to Advances. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction, as of the date of such Advance, of each of the following conditions:

5.1.1 Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to counsel of Bank.

5.1.2 Documentation. In addition to any other requirements, prior to making any Advance, Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by the appropriate parties and in form and substance acceptable to Bank:

(a) this Agreement;

(b) the Deed of Trust executed by Borrower;

(c) the Variable Rate Note executed by Borrower;

(d) a Guaranty executed by Zoned Properties, Inc., a Nevada corporation (“Zoned Properties”);

(e) a Borrowing Resolution executed by Borrower;

(f) a Guarantor Resolution executed by Zoned Properties;

(g) a hazardous materials indemnity agreement executed by Borrower and each indemnitor under such agreement;

(h) a security agreement executed by Borrower regarding its Deposit Account;

(i) Borrower furnishing proof of insurance required under this Agreement, including lender loss payable endorsements as may be required hereunder; all in form and substance acceptable to Bank;

(j) Issuance of a lender’s loan policy in favor of Bank by a title insurance company acceptable to Bank, in form acceptable to Bank and including all endorsements thereto required by Bank in its sole determination; and excluding any exceptions to title or the priority of Bank’s encumbrance unless such exceptions are accepted by Bank in its sole discretion.

(k) a subordination, non-disturbance and attornment agreement executed by each Tenant of the Property;

(l) an estoppel certificate, executed by each Tenant of the Property; and

(m) an assignment of lease guaranty executed by Borrower.

5.1.3 Security Interests. Bank’s security interests in the Collateral described in this Agreement must be duly perfected and in first lien position subject only to exceptions acceptable to Bank in its sole determination.

5.1.4 Financial Condition. There shall have been no Material Adverse Change, as determined by Bank, in the financial condition or business of Borrower or any Guarantor.

5.1.5 Other Documents. Bank shall have received, in form and substance reasonably satisfactory to Bank, all consents, waivers, acknowledgments and other agreements from Borrower or third persons which Bank may deem necessary or desirable in order to effectuate the provisions or purposes of this Agreement and the other Loan Documents.

5.1.6 Compliance. The representations and warranties contained herein and each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

5.1.7 Payment of Fees. Borrower shall have paid any loan fees set forth in Article 4.

ARTICLE 6

CREATION OF SECURITY INTEREST

6.1 Deeds of Trust and Security Agreements. All Obligations under the MAL now or hereafter existing are secured by that certain Deed of Trust of approximately even date herewith granted by Borrower in favor of Bank with respect to the Property together with any other Collateral Agreement with respect to the MAL. Borrower grants to Bank a security interest in all of its Collateral. Borrower’s obligation under the Financial Contract, if any, shall be secured by any and all collateral described in this Section.

6.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all documents and instruments, mortgages, financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, and perform all acts reasonably necessary and cooperate with Bank in order: (i) that Bank may take, perfect and continue to perfect Bank’s security interests in the Collateral; and (ii) to fully consummate all of the transactions contemplated under the Loan Documents.

6.3 Right to Inspect Personal Property. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during usual business hours, to inspect, Borrower’s books and records and to make copies thereof and to check, test, and appraise the personal property Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

6.4 Right to Inspect Real Property. Subject to the rights of any tenants and applicable law, Bank and its agents and representatives shall have the right to enter and visit any real property of Borrower which has been granted to Bank as security under this Agreement at any reasonable time, during usual business hours, upon reasonable prior notice, for the purposes of performing an inspection, at Borrower’s cost. Bank shall make reasonable efforts to avoid interfering with Borrower's use of such real property when exercising any of the rights granted in this Section.

The Bank acknowledges that the Property is leased by a licensed, regulated cannabis facility, and any access or inspection of the Property shall be subject to applicable state and local law and regulations, as well as any reasonable security measures or procedures imposed by Tenant or Borrower.

6.5 Discharge Liens. In order to protect or perfect any security interest which Bank is granted hereunder, Bank may, in its reasonable discretion, after having given Borrower a reasonable opportunity to discharge any lien or encumbrance or bond the same and so long as such lien or encumbrance would not materially impact the Collateral as determined by Bank in its reasonable discretion, discharge any lien or encumbrance or bond the same, pay any insurance, maintain guards, warehousemen, or any personnel to protect the Collateral, pay any service bureau, or, obtain any records, and all costs for the same shall be added to the obligations of Borrower and shall be payable on demand provided Bank furnishes Borrower with an invoice which describes such costs in reasonable detail and copies of appropriate supporting documentation.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

7.1 Authority. The execution, delivery, and performance by Borrower of the Loan Documents to which it is a party will not: (a) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (b) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or its properties may be bound or affected; (c) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower; and (d) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

7.2 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be legal, valid, and binding obligations of Borrower, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

7.3 Ownership and Liens. Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements previously delivered by Borrower to Bank (other than any properties or assets disposed of in the ordinary course of business). All liens or security interests encumbering any property of Borrower have been disclosed in writing to Bank.

7.4 Other Agreements. Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter or corporate restriction which would have a Material Adverse Effect on the business, properties, assets, operations, or conditions, financial or otherwise, of Borrower, or the ability of Borrower to carry out its obligations under the Loan Documents to which it is a party. To Borrower’s knowledge, Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

7.5 Litigation. There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision would have a Material Adverse Effect. Borrower does not have knowledge of any such pending or threatened actions or proceedings. Borrower has disclosed in writing to Bank all litigation to which it is a party.

7.6 No Material Adverse Change in Financial Statements. All financial statements related to Borrower that have been delivered by Borrower to Bank fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended. There has not been a Material Adverse Change in the financial condition of Borrower or any Guarantor since the date of the most recent of such financial statements submitted to Bank.

7.7 Solvency. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

7.8 Environmental Condition. Except as disclosed by Borrower to Bank in writing prior to the date hereof, or as otherwise described in any environmental report received by Bank, Borrower is in compliance in all material respects with all applicable Federal or state environmental, hazardous waste, health and safety statutes and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, the Federal Toxic Substances Control Act and the California Health and Safety Code, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any Federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

7.9 Taxes. Borrower has filed all material federal, state and local tax returns required to be filed as of the Effective Date of this Agreement, and has paid all taxes, assessments, and governmental charges and levies showing thereon to be due, including interest and penalties, except for deferred payment of any taxes subject to a bona fide dispute by Borrower and reserved for by Borrower in accordance with GAAP. For avoidance of doubt, and without eliminating other types of taxes as being designated “material,” federal and state income and sales taxes, and those taxes arising under laws concerning F.I.C.A., F.U.T.A., state disability, and state or federal employee tax withholdings are deemed to be material taxes.

7.10 Subsidiaries. Except as previously disclosed to Bank in writing, Borrower does not own any stock, partnership interest, membership interest or other equity securities of any Person.

7.11 Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

7.12 Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification is true and correct in all respects.

7.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

ARTICLE 8

AFFIRMATIVE COVENANTS

8.1 Good Standing. Borrower shall maintain its corporate existence and good standing in its jurisdiction of incorporation/formation and maintain qualification in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Borrower shall maintain to the extent consistent with prudent management of Borrower’s business, in force all licenses, approvals and agreements, the loss of which would have a Material Adverse Effect.

8.2 Government Compliance. Borrower shall meet the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which would have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral.

8.3 Financial Statements and Tax Returns. Borrower shall deliver or cause to be delivered to Bank:

8.3.1 Property Operating Statement. Within forty-five (45) days after the end of each June 30 and each December 31, an operating statement for the Property, in form and substance acceptable to Bank.

8.3.2 Tenant Financial Information. Within forty-five (45) days after the end of each December 31, promptly upon receipt and at such other times as are requested by Bank, all financial information for any Tenant received by Borrower and/or any Guarantor.

8.3.3 10-Q Quarterly Report. Within forty-five (45) days after the end of each fiscal quarter, Zoned Properties’ Form 10-Q Quarterly Report for the quarter ended.

8.3.4 10-K Annual Report. Within ninety (90) days after the end of each fiscal year, Zoned Properties’ Form 10-K Annual Report, audited by independent accountants consistent with Zoned Properties’ course of business.

8.3.5 Other Financial Information. Borrower shall provide or cause to be provided other financial statements and information as Bank may reasonably request from time to time, with respect to Borrower.

8.4 Taxes. Borrower shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, promptly after demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

8.5 Insurance.

8.5.1 Borrower, at no expense to Bank, shall keep the Collateral insured (or shall cause it to be so kept) against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners of similar property but not less than the amounts set forth for insurance in the Deed of Trust encumbering such property. Borrower shall also maintain or cause to be maintained insurance relating to Borrower’s ownership and use of the Collateral in amounts and of a type that are customary for properties or businesses similar to Borrower’s or as may be set forth in any Deed of Trust encumbering real property.

8.5.2 Promptly after Bank’s request, Borrower shall deliver to Bank a certificate of insurance evidencing the policies of insurance required by this Agreement and evidence of the payments of all premiums therefor through the applicable term of such policy. All certificates of insurance evidencing such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such certificates of insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee thereof and such certificates of insurance shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied as set forth in the Deed of Trust.

8.6 Title Insurance. As a condition of the Loan closing, the Bank shall be issued an ALTA 2006 (or as otherwise designated by Bank) extended coverage lender’s title insurance policy or policies in an amount not less than the MAL Limit and such endorsements thereto as Bank may reasonably require, issued by a title insurance company acceptable to Bank insuring the Deed of Trust as a first lien on the Property, excepting only such items as Bank approves prior to the Effective Date.

8.7 Account Requirement. Borrower shall, during the term of the MAL, maintain its primary banking relationship with Bank, including general operating and administrative deposit accounts and cash management services, and the Deposit Account shall be Borrower’s primary operating account with respect to the Property. Bank may directly charge such account, as provided for herein, for any payment or Bank Expenses from time-to-time.

8.8 Re-Margin.

8.8.1 Loan to Value Ratio.

(a) Upon the occurrence of an Event of Default, the outstanding principal balance of the MAL will not at any time exceed sixty-five percent (65%) of the Property’s most recent appraised value, as determined by Bank from time to time. Borrower shall promptly upon demand make any necessary principal payments to Bank so that the MAL remains in compliance with this covenant, or pledge additional collateral to Bank, at Bank’s sole and absolute discretion, to satisfy this covenant in the event, at any time, the outstanding principal balance of the MAL exceeds the value of the Property (as determined in accordance with the preceding sentence) by an amount greater than permitted in this Section.

(b) If deemed necessary by Bank in its sole discretion, Bank shall have the right to order appraisals of the Property and other Collateral from time to time. Borrower agrees to pay the cost for such appraisals and review of same by Bank; however, so long as no Event of Default has occurred and is continuing, Borrower shall be required to pay for not more than one appraisal during any twelve-month period. From and after the occurrence and during the continuance of an Event of Default, Bank may conduct more frequent appraisals of the Property and other Collateral, at Borrower’s expense, in Bank’s sole but reasonable determination.

8.8.2 Non-Cannabis Debt Service Coverage Ratio. Upon the occurrence of an Event of Default, Borrower shall maintain a minimum Non-Cannabis Debt Service Coverage Ratio of 1.40 to 1.00, calculated as of the date of default as follows:

(a) “Non-Cannabis Debt Service Coverage Ratio” shall be calculated by taking the Borrower’s assumed Non-Cannabis Net Operating Income for the period of measurement and dividing it by the Debt Service of the MAL for the period of measurement, and the quotient of such calculation shall at all times be equal to or greater than 1.40 (which may also be expressed as “1.40 to 1.00” or “1.40:1.00”), where:

(1) “Debt Service” is defined in Section 8.9.1.

(2) “Non-Cannabis Net Operating Income” is defined as the gross annual rental income of the Property assuming rental income at a market rate to a non-cannabis tenant as determined by an appraisal conducted on behalf of and satisfactory to Bank as set forth herein, minus operating expenses, plus, for the period of measurement, the aggregate of (1) interest expense (to the extent included in the operating expenses), (2) non-cash charges and any charges deemed by Bank to be extraordinary in its sole discretion or as determined in accordance with GAAP, and (3) reimbursements by Tenant.

(b) In the event Borrower fails to meet the Non-Cannabis Debt Service Coverage Ratio, Borrower shall immediately upon demand make any necessary principal payments to Bank so that the Non- Cannabis Debt Service Coverage Ratio remains in compliance as set forth in this Section.

8.9 Debt Service Coverage Ratio. Borrower shall at all times maintain a minimum Debt Service Coverage Ratio of 1.50 to 1.00, to be measured annually as of December 31 of each year, and calculated as follows:

8.9.1 “Debt Service Coverage Ratio” shall be calculated by taking the Property’s Net Operating Income for the period of measurement and dividing it by the Debt Service of the MAL for the period of measurement, and the quotient of such calculation shall at all times be equal to or greater than 1.50 (which may also be expressed as “1.50 to 1.00” or “1.50:1.00”), where:

(a) “Debt Service” is defined as the sum of all principal and interest payments on the MAL required during the period of measurement.

(b) “Net Operating Income” is defined as the gross annual rental income of the Property, minus operating expenses, plus the aggregate of (1) interest expense (to the extent included in the operating expenses), depreciation and amortization, (2) non-cash charges and any charges deemed by Bank to be extraordinary in its sole discretion, and (3) reimbursements by Tenant.

8.10 Minimum Liquid Assets – Borrower and Guarantor. Borrower and Zoned Properties, collectively, shall maintain at all times, tested as of each June 30 and each December 31, Liquid Assets of at least the sum of all Tenant security deposits under Leases plus Three Hundred Fifty Thousand and xx/100 ($350,000.00) in operating reserves, where:

8.10.1 “Liquid Assets” is defined as the sum of the aggregate amount of unrestricted and unencumbered cash or cash equivalents held at such time by Borrower and Zoned Properties, collectively.

8.11 Tenant Requirements. Borrower shall cause each tenant of the Property (including any Tenant) who is using the Property for a legalized cannabis use to maintain at all times while conducting business (i) all required cannabis licenses necessary to operate such Tenant’s business (each such license, a “Cannabis License”), and (ii) good standing with appropriate governmental agencies. By executing this Agreement, Bank acknowledges it has verified each Cannabis License prior to the Closing Date hereof, and Bank shall have the right to verify each Cannabis License on each renewal thereof in Bank’s sole determination. So long as a Tenant’s use requires a Cannabis License, if Bank is unable to verify a Cannabis License of a Tenant which is conducting business at the Property to its sole satisfaction, such failure shall constitute an immediate Event of Default.

8.12 Beneficial Ownership. Promptly following any request therefor, Borrower shall provide information and documentation reasonably requested by Bank for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti- money laundering laws, including but not limited to a Beneficial Ownership Certification form acceptable to Bank.

8.13 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement. The terms and conditions of any promissory note referenced herein are hereby incorporated into this Agreement.

ARTICLE 9

NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following without the prior written consent of Bank:

9.1 Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, of its now owned or hereafter acquired assets (including, without limitation, shares of stock, accounts, and leasehold interests), other than in the ordinary course of business.

9.2 Guaranties, Etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties entered into in the ordinary course of business.

9.3 Compliance. Become an “investment company” controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation would have a Material Adverse Effect.

9.4 Indebtedness. Create, incur, guarantee, assume or be or remain liable with respect to any indebtedness, other than indebtedness incurred in connection with this Agreement, without Bank’s prior written consent.

9.5 Mergers or Acquisitions. Merge or consolidate with or into any other business organization or acquire all or substantially all of the capital stock or property of another Person, without the Bank’s prior written consent.

9.6 Encumbrances of Property. For so long as any Obligations remain outstanding, permit or grant any encumbrances on the Property, except as approved by Bank in its sole discretion.

9.7 Distributions. Pay any dividends or make any distributions to members or other equity holders of Borrower; provided, however, that such payments or distributions shall be allowed so long as (i) no Event of Default has occurred and is continuing, (ii) no Event of Default would occur upon the making of any such payment or distribution, and (iii) the payments or distributions do not exceed Borrower’s free cash flow after debt service, as determined by Bank in its sole but reasonable discretion. Notwithstanding the foregoing, Borrower shall have the right, but not the obligation, to distribute one or more Advances to Zoned Properties or another entity which is a subsidiary of Zoned Properties for the purposes permitted herein.

9.8 Change in Control. Suffer or permit a Change in Control.

ARTICLE 10

EVENTS OF DEFAULT

Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

10.1 Payment of Obligations. (i) Borrower fails to make any regularly scheduled payment of any of the Obligations on or before the due date of such payment; (ii) Borrower fails to make any payment of any of the Obligations on or before the Termination Date; or (iii) Borrower fails to make any other payment of any of the Obligations and such failure continues for a period of ten (10) or more days thereafter.

10.2 Misrepresentation. Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

10.3 Default under Deed of Trust or Notes. The occurrence of any default or event of default under any Note or Deed of Trust after expiration of any applicable cure period provided therein.

10.4 Default Under Loan Documents. Any default in the payment or performance of any covenant or other obligation under this Agreement or any of the other Loan Documents and such default remains uncured after the expiration of the applicable cure period, if any, or any default in the payment or performance of any covenant or other obligation under a Financial Contract, if any, between Bank and Borrower, after the expiration of the applicable cure period.

10.5 Failure of Lien. Bank fails to have a legal, valid, binding and enforceable first lien or security interest on or in any property encumbered by a Deed of Trust, Security Agreement, or other document purporting to create such lien.

10.6 Financial Covenant Requirements. Borrower fails to reduce the outstanding principal amount of the MAL or pledge additional collateral (if permitted in Bank’s sole discretion) after being notified by Bank of a violation of any required financial ratio or financial covenant set forth in Article 8, in amounts required to comply with such financial ratio or financial covenant and in the time periods set forth in Article 8.

10.7 Covenant Default/ Cross Default. Any material default in the performance of or compliance with any obligation, agreement or other provision contained in any other agreement between Bank and Borrower, or any documents entered into in connection with any such agreement, and such default remains uncured after expiration of the applicable cure period, if any.

10.8 Material Adverse Change.

10.8.1 Except as otherwise agreed to in writing by Bank, if there occurs a Material Adverse Change with respect to Borrower that remains uncured or remedied by Borrower for a period equal to the earlier of (i) fifteen (15) days after written notice to Borrower, or (ii) fifteen (15) days after the occurrence of the Material Adverse Change.

10.8.2 Except as otherwise agreed to in writing by Bank, if there occurs a Material Adverse Change with respect to Guarantor that remains uncured or remedied by Guarantor for a period equal to the earlier of (i) forty-five (45) days after written notice to Borrower and/or Guarantor, or (ii) forty-five (45) days after the occurrence of the Material Adverse Change.

10.9 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be required to be made during such cure period).

10.10 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty

(60) days.

10.11 Other Agreements. Any material default in the payment or performance of any Obligation and such default remains uncured after the expiration of the applicable cure period, if any, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity.

10.12 Judgments. The filing of a notice of judgment lien against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower; and with respect to any of the foregoing, the amount in dispute is in excess of

$100,000.00.

10.13 Termination of Lease. If a Lease is terminated, cancelled, or voided for any reason, unless a replacement Lease in form and substance acceptable to Bank is entered into on or prior to the occurrence of such event.

10.14 Change in Law. If the business conducted by Tenant on the Property becomes illegal under Arizona law or impracticable to conduct, as determined by Bank in its reasonable discretion.

10.15 Guaranty. Any guaranty (if any have been executed in connection with the MAL) of all or a portion of the Obligations ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any guaranty of all or a portion of the Obligations, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any guaranty of all or a portion of the Obligations or in any certificate delivered to Bank in connection with such guaranty.

ARTICLE 11

BANK’S RIGHTS AND REMEDIES

11.1 Rights and Remedies. If an Event of Default shall occur and be continuing, (a) any Obligations of Borrower under any of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower (except for obligations in respect of Financial Contracts, if any, which shall be terminated only in accordance with the related Interest Rate Derivative Documentation, if any); (b) the obligation, if any, of Bank to permit further borrowings hereunder during the continuance of such Event of Default shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents including any Deed of Trust or security agreement, or accorded by law, including without limitation the right to resort to any or all security for any credit accommodation from Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank in connection with each of the Loan Documents may be exercised at any time by Bank and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity. Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

11.1.1 Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

11.1.2 Without notice to or demand upon Borrower, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank (if at the time such action may be lawful and always subject to compliance with mandatory legal requirements) to enter the premises where the Collateral is located, after reasonable notice, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise, provided that such license is subject to all legal requirements and the rights of any Tenant under any subordination, non-disturbance and attornment agreement entered into between Tenant and Bank; or

11.1.3 Without notice to Borrower set off and apply to the Obligations any and all (a) balances and deposits of Borrower held by Bank or (b) indebtedness then due and owing to or for the credit or the account of Borrower held by Bank.

11.2 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may make payment of the same or any part thereof. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be due and payable promptly by Borrower.

11.3 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices and acts in a commercially reasonable manner, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. So long as Bank complies with reasonable banking practices and acts in a commercially reasonable manner, risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

11.4 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

11.5 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

11.6 Proceeds of Collateral. During the continuance of an Event of Default, Bank may, at its sole discretion, (a) proceed simultaneously or in any order of its choosing against any Collateral at its sole discretion and

(b) apply the proceeds of Collateral to the discharge of or payment upon any Obligation in its sole and absolute discretion, whether to principal, interest, fees, or costs, including reasonable attorneys’ fees and costs.

11.7 Borrower Liability. Borrower waives (a) any right to require Bank to: (i) proceed against any Borrower or any other Person; or (ii) pursue any specific remedy. Bank may exercise or not exercise any right or remedy it has against Borrower (including the right to foreclose by judicial or non-judicial sale in the event Bank holds collateral) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

ARTICLE 12

NOTICES

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid, or by electronic mail; provided, however, if sent by electronic mail, such items shall not be deemed provided until receipt is acknowledged by the recipient) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Zoned Arizona Properties, LLC 8360 E. Raintree Dr, Ste. 230
Scottsdale, AZ 85260
Attention: Zoned Properties, Inc.

If to Bank:	East West Bank
2350 Mission College Blvd., Ste. 988 Santa Clara, CA 95054
Attention: Zoned Arizona Properties, LLC – Relationship Manager

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

ARTICLE 13

CHOICE OF LAW; VENUE; JURY TRIAL WAIVER AND REFERENCE AGREEMENT

13.1 Choice of Law: Venue and Jury Trial Waiver. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL PARTIES TO THIS AGREEMENT HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13.2 Judicial Reference. If the waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, who shall be a retired state or federal court judge, mutually selected by the parties or, if they cannot agree, then any party may seek to have a private judge appointed in accordance with California Code of Civil Procedure §§ 638 and 640 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts). The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

The parties agree that time is of the essence in conducting the referenced proceedings. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain prompt and expeditious resolution of the dispute or controversy in accordance with the terms hereof. The costs shall be borne equally by the parties.

ARTICLE 14

GENERAL PROVISIONS

14.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of Borrower to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder, under the Notes and other Loan Documents.

14.2 Term. This Agreement shall become effective on the Effective Date and, subject to Section 14.10, shall continue in full force and effect for a term ending on the Termination Date. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding the termination of such obligation, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

14.3 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by or arising from Bank’s gross negligence or willful misconduct or Bank’s breach of any of its obligations under this Agreement.

14.4 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

14.5 Severability of Provisions. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.6 Amendments. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

14.7 Entire Agreement. This Agreement, together with the Loan Documents embodies the entire agreement and understanding among and between the parties hereto, and supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Bank or any third party to induce Borrower to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

14.8 Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Bank may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Bank of any breach or default by Borrower hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Bank hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Bank would otherwise have. Any waiver, permit, consent or approval by Bank of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

14.9 Interpretation. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly. The parties waive the provisions of California Civil Code §1654.

14.10 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to pay and/or indemnify Bank with respect to the expenses, damages, losses, costs and liabilities shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run, provided that so long as the obligations set forth in the first sentence of this Section 14.10 have been satisfied, and Bank has no commitment to make any Advances, or to make any other loans to Borrower under this Agreement, Bank shall release all security interests granted hereunder and redeliver all Collateral held by it in accordance with applicable law.

14.11 Loan Information. Borrower agrees that Bank may provide information relating to this Agreement or Borrower, to Bank’s parent, Affiliates, subsidiaries and service providers.

14.12 Costs and Expenses. Borrower agrees to pay within ten (10) days of demand all Bank Expenses including all reasonable costs and expenses incurred by Bank in connection with the preparation, execution, delivery and filing of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents requested by Borrower, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank, incurred in connection with advising the Bank as to its rights and responsibilities hereunder upon the occurrence and during the continuance of an Event of Default. Borrower also agrees to pay all such costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents following the occurrence and during the continuance of an Event of Default, or any amendment, modification or supplement thereto requested by Borrower, whether by negotiation, legal proceedings, or otherwise. This provision shall survive the termination of this Agreement.

14.13 Patriot Act Notice. Bank hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Bank, provide all documentation and other information that Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act. For legal entity borrowers, Bank will require the legal entity to provide identifying information about each beneficial owner and/or individuals who have significant responsibility to control, manage or direct the legal entity.

14.14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed signature page of this Agreement and all other documents executed in connection with the MAL by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

ARTICLE 15

DEFINITIONS

15.1 Definitions. Certain defined terms may appear in the Agreement but not be enumerated in this Section 15.1. As used in this Agreement, the following terms shall have the following definitions:

“Advance” or “Advances” means an extension of credit by Bank to Borrower.

“Affiliate” means any Person, including any Person who is a director, officer, partner or manager of such Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower or a Subsidiary; (b) which directly or indirectly beneficially owns or holds fifty-one percent (51%) or more of any class of voting stock of the Borrower or any Subsidiary; or (c) fifty-one percent (51%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble hereto.

“Bank” is defined in the preamble of this Agreement.

“Bank Expenses” means (a) all reasonable third-party costs and expenses (including, without limitation, taxes and insurance premiums, if any) required to be paid by Borrower under this Agreement or under any of the other Loan Documents or are paid or advanced by Bank; (b) reasonable filing, recording, publication, and search fees paid or incurred by Bank in connection with Bank’s transactions with Borrower; (c) all reasonable third-party costs and expenses incurred by Bank in connection with the preparation, execution, delivery and filing of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents requested by Borrower or required by Bank, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank; (d) reasonable third-party costs and expenses incurred by Bank to correct any default or enforce any provision of the Loan Documents irrespective of whether suit is brought together with the reasonable fees and out-of-pocket expenses of counsel for the Bank incurred in connection with any default or Event of Default, or exercise or enforcement of any Bank remedies under this Agreement or any Note irrespective of whether suit is brought.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially in form and substance satisfactory to Bank.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230. “Borrower” is defined in the preamble of this Agreement.

“Business Day” means any day other than a Saturday or a Sunday or any day on which commercial banks in Los Angeles, California, are authorized or required to close.

"Change in Control" shall mean (i) a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, in the aggregate of 25% or more of the ordinary voting power of the Borrower; or (ii) any removal of Zoned Properties from ownership or management of Borrower.

“Closing Date” means the date on which Borrower has executed this Agreement.

“Collateral” means the property subject to the encumbrance of the Collateral Agreement, and any other property and assets granted as collateral security for the MAL, whether real or personal, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, collateral mortgage, deed of trust, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor's lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest or Financial Contract whatsoever, whether created by law, contract, or otherwise.

"Collateral Agreement" means the Deed of Trust granted by the Borrower, and any other agreement regarding collateral or assignment required by Bank as provided in this Agreement, in form and substance satisfactory to Bank, including without limitation a UCC-1 Financing Statement related to personal property of the Borrower.

“Deed of Trust” means that certain the Deed of Trust, Financing Statement, Security Agreement and Fixture Filing (with Assignment of Rents and Leases) dated on or about equal date herewith executed by Borrower as trustor thereunder in favor of Bank with respect to the Property.

“Default Rate” is defined in Section 3.1.5.

“Deposit Account” means that certain deposit account with Bank in Borrower’s name and maintained by Borrower with respect to the Property.

“Early Amortization Election” is defined in Section 2.6.

“Effective Date” means the date first set forth above.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning set forth in Article 10.

“Financial Contract” means (1) an agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap, bond option, interest rate option, foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing); or (2) any combination of the foregoing.

“Fixed Rate Option” is defined in Section 2.8.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis over the time period in question as to classification of items and amounts.

“Guarantor” means any party that has provided a guaranty to Bank in connection with this Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

"Interest Rate Derivative Documentation” means each trade confirmation, and the international swaps and derivative association master and schedule agreement executed in connection with the Obligations, if any.

“Lease” means that certain commercial lease for a portion of the Property between Borrower and a tenant of the Property.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan Documents” means, collectively, this Agreement, the Notes, the Deed of Trust, any Interest Rate Derivative Documentation, any guarantees executed by any Guarantor, any other agreement previously entered into between Borrower and Bank not otherwise terminated, any other agreement entered into between Borrower and Bank in connection with this Agreement including any assignment, control agreement or related documents from Borrower securing Obligations under this Agreement, and any third party pledge agreement or subordination agreement, all as amended or extended from time to time.

“MAL” is defined in Section 2.1.

“MAL Advance Period” is defined in Section 2.1.

“MAL Limit” is defined in Section 2.1.

“Material Adverse Change” means a material adverse change in (a) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; (b) the condition (financial or otherwise) of any Guarantor; or (c) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

“Material Adverse Effect” means an event or occurrence having a material adverse effect on (a) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (b) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

“Notes” means all promissory note entered into by Borrower in favor of Bank from time to time in connection with the Obligations, including without limitation the Variable Rate Note and any SWAP Note. The term “Note” means any one such promissory note.

“Obligations” means (a) the performance of all obligations of Borrower under this Agreement and all of the other Loan Documents, including any obligations related to any Financial Contract; (b) all extensions, renewals, modifications, amendments, and refinancings of any of the foregoing; (c) all Bank Expenses; (d) all loans, advances, indebtedness, and other obligations owed by a Borrower to Bank of every description whether now existing or hereafter arising (including those owed by Borrower to others and acquired by Bank by purchase, assignment, or otherwise) and whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any Insolvency Proceeding in which Borrower is a debtor, any obligations arising pursuant to any transactions and any other financial accommodations, obligations to perform or forbear from performing acts, and all overdrafts on accounts (as such term is defined in Section 4104 of the UCC) maintained with Bank.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Property” is defined in Section 2.1.

“Responsible Officer” means Bryan McLaren.

“Security Agreement” means the security agreement contained in the Deed of Trust granting Bank a security interest in all or part of the personal property, or in any other goods, property or rights of Borrower.

“Subsidiary” means, with reference to a particular entity (the “Parent Entity”), any corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Parent Entity. Unless the context otherwise requires, a reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower in which, at the time any determination is being made, more than 50% of the stock or other interest therein is held by Parent Entity or any Affiliate thereof, which by the terms thereof Parent Entity or its Affiliates hold ordinary voting power to elect the Board of Directors, managers or trustees of the entity.

“SWAP Note” has the meaning set forth in Section 2.8.4.

“Tenant” means a tenant of the Property subject to a Lease.

“Variable Rate Note” is defined in Section 2.3.

“Termination Date” means the earlier of (a) acceleration of the Obligations in accordance with Section 11.1 of this Agreement; or (b) the date on which all Obligations of Borrower under this Agreement have been paid in full and Bank has no further obligation to make any Advances to Borrower.

“UCC” means the Uniform Commercial Code as in effect in the State of California, as the same may be amended from time to time.

“Zoned Properties” is defined in Section 5.1.2

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed as of the date first above written.

Borrower:

ZONED ARIZONA PROPERTIES, LLC

By:	Zoned Properties, Inc.
	Its:	Member

By:	/s/ Bryan McLaren
Bryan McLaren
	Its:	Chief Executive Officer

Bank:

EAST WEST BANK

By:	/s/
Name:
Title: